Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-99089 on Form S-8 of First Citizens Banc Corp of our report dated March 4, 2009 on First Citizens Banc Corp’s consolidated balance sheet as of December 31, 2008 and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2008, which report is included in the Annual Report on Form 10-K of First Citizens Banc Corp.
                   Crowe Horwath LLP
Cleveland, Ohio
March 16, 2010